EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contacts:	Media Contact:
EVC Group, Inc. Jamar Ismail/Robert Jones (415) 568-9348; (646) 201-5447 jismail@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

Joseph Gersuk to Retire from AngioDynamics;
Mark T. Frost Appointed Chief Financial Officer

ALBANY, N.Y., (November 19, 2012) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today announced Executive Vice President and Chief Financial Officer  Joseph Gersuk will retire from the Company on January 31, 2013. He will be succeeded by Mark T. Frost, who was most recently Chief Financial Officer and Senior Vice President of Administration of Albany Molecular Research Inc. (NASDAQ: AMRI).

“Joe has tirelessly served as our CFO for the past five years” said Joseph M. DeVivo, President and CEO. “During his tenure, he has made many significant contributions to the Company and most recently led the very successful integration of operations after our acquisition of Navilyst Medical.  On behalf of the Board of Directors, I would like to thank Joe for his dedication, as well as participation in the transition of his responsibilities.”

“With the integration of Navilyst successfully completed, the Vortex acquisition closed and our second quarter coming to a close, now is an excellent time for me to transition out of AngioDynamics and pursue some other interests which have been on hold,” added Mr. Gersuk.  “I’m excited about the Company’s future and wish the entire team the very best of success.”

Mr. Frost, who most recently served as Chief Financial Officer of AMRI, has more than 25 years of global financial, administrative and operational experience, with a strong background in the healthcare industry.

“Mark Frost is a seasoned and well-versed public company CFO who has world class financial and operational skills and experience to lead the financial and administrative operations of our Company through its next phase of growth” said Joseph M. DeVivo. “During his career at AMRI, Smith & Nephew and General Electric, Mark has demonstrated continuous commitment to operational excellence and the successful execution of strategic business initiatives. In addition to his previous responsibilities, Mark has led Corporate Development, IT, Communications, Legal and a variety of other mission critical functions. The strength of Mark’s experience and skills make him an excellent fit and a solid complement to our strong leadership team.”

Prior to AMRI, he served five years as vice president of finance at Smith & Nephew Endoscopy, a global medical device division of Smith & Nephew PLC with approximately $570 million in revenue. Mr. Frost was recruited to Smith & Nephew after a 14 year career with General Electric where he last served as Chief Financial Officer of Groupe Sovac Auto Financial Services based in Paris, France. He earned a Bachelor of Arts in International Relations/Economics, graduating Cum Laude with Honors in Economics, from Colgate University in Hamilton, New York as well as completed INSEAD’s global executive program.

“AngioDynamics is at the beginning of an exciting growth phase,” said Mr. Frost. “The Company’s innovation and dedication to operational excellence is impressive, as is the strong international growth. The team has successfully integrated the Navilyst operations and has completed an extremely exciting acquisition with high growth potential in Vortex. I look forward to working with Joe DeVivo and the team to capitalize on these opportunities and build shareholder value.  Additionally, I appreciate Joe Gersuk’s dedication to ensuring a smooth transition.”

About AngioDynamics

AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Trademarks

AngioDynamics and the AngioDynamics logo are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, including Navilyst Medical and its products, R&D capabilities, infrastructure and employees as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2012.  AngioDynamics does not assume any

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